Exhibit (h)(40)

Calamos Investment Trust

Administration Servicing Agreement

This is an amendment (the “Amendment”) to the Administration Servicing Agreement, dated September 21, 2000, by and between Calamos Investment Trust and U.S. Bancorp Fund Services, LLC, (as amended, restated, modified or supplemented from time to time, collectively, the “Agreement”).

In consideration of the mutual covenants and agreements contained herein, the parties agree to the following amendment to the Agreement:

1.) The separate series of Calamos Investment Trust set forth on Exhibit A of the Agreement is hereby replaced with the following:

Name of Series

Calamos Growth Fund

Calamos Opportunistic Value Fund

Calamos International Growth Fund

Calamos Evolving World Growth Fund

Calamos Global Equity Fund

Calamos Growth and Income Fund

Calamos Global Growth and Income Fund

Calamos Convertible Fund

Calamos Total Return Bond Fund

Calamos High Income Opportunities Fund

Calamos Market Neutral Income Fund

Calamos Dividend Growth Fund

Calamos Emerging Market Equity Fund

Calamos Global Convertible Fund

Calamos Hedged Equity Fund

Calamos Phineus Long/Short Fund

Calamos Short-Term Bond Fund

Calamos Timpani Small Cap Growth Fund

Calamos Timpani SMID Growth Fund

All other terms of the Agreement shall remain in full force and effect. If the terms of the Agreement and this Amendment conflict, the terms of this Amendment shall govern.

Each party represents that the undersigned has full power and authority to execute this Amendment and bind such party according to the terms herein.

Dated: July 9, 2019

Calamos Investment Trust	U.S. Bancorp Fund Services, LLC

By: /s/ Curtis Holloway	By: /s/ Jeanine M. Bajczyk
Name: Curtis Holloway	Name: Jeanine M. Bajczyk
Title: Chief Financial Officer and Treasurer	Title: Senior Vice President